Exhibit 10.6
JABIL INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT
(TBRSU – Non-Employee Director)

    This RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) is made as of October 19, 2023 (the “Grant Date”) between JABIL INC. a Delaware corporation (the “Company”) and ______________ (the “Grantee”).

Background Information

     A.    The Board of Directors (the “Board”) and stockholders of the Company previously adopted the Jabil Inc. 2021 Equity Incentive Plan (the “Plan”).

     B.    Section 10 of the Plan provides that the Compensation Committee of the Board (the “Committee”) shall have the discretion and right to grant Stock Units, including Stock Units representing rights to receive cash, to any Employees or Non-Employee Directors, subject to the terms and conditions of the Plan and any additional terms provided by the Committee. The Committee has made a Stock Unit grant to the Grantee as of the Grant Date pursuant to the terms of the Plan and this Agreement.

    C.    The Grantee desires to accept the Stock Unit grant and agrees to be bound by the terms and conditions of the Plan and this Agreement.

    D.    Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.

Agreement

    1.    Restricted Stock Units. Subject to the terms and conditions provided in this Agreement and the Plan, the Company hereby grants to the Grantee ____ (___) restricted stock units (the “Restricted Stock Units”) as of the Grant Date. Each Restricted Stock Unit represents the right to receive a cash payment, calculated in accordance with Section 4(a), with respect to the underlying Share if the Restricted Stock Unit becomes vested and non-forfeitable in accordance with Section 2 or Section 3 of this Agreement. The Grantee shall have no rights as a stockholder of the Company, including no dividend rights and no voting rights with respect to the Restricted Stock Units or the Shares underlying the Restricted Stock Units. The Grantee is required to pay no cash consideration for the grant of the Restricted Stock Units. The Grantee acknowledges and agrees that (i) the Restricted Stock Units and related rights are nontransferable as provided in Section 5 of this Agreement, (ii) the Restricted Stock Units are subject to forfeiture in the event the Grantee’s Continuous Service as an Employee or Non-Employee Director terminates in certain circumstances, as specified in Section 6 of this Agreement, and (iii) any entitlement to dividend equivalents will be in accordance with Section 7 of this Agreement. The extent to which the Grantee’s rights and interest in the Restricted Stock Units becomes vested and non-forfeitable shall be determined in accordance with the provisions of Sections 2 and 3 of this Agreement.

    2.     Vesting. Except as may be otherwise provided in Section 3 of this Agreement, the vesting of the Grantee’s rights and interest in the Restricted Stock Units shall be determined in accordance with this Section 2. The Grantee’s rights and interest in the Restricted Stock Units shall become vested and non-forfeitable at the rate of one hundred percent (100%) of the Restricted Stock Units on October 19, 2023, provided that the Grantee’s Continuous Service as an Employee or Non-Employee Director does not terminate prior to such vesting date. The date on which a Restricted Stock Unit is to become vested under this Section 2 is referred to herein as a “Stated Vesting Date.”

    3.    Change in Control. In the event of a Change in Control, the Restricted Stock Units shall be subject to Section 13 of the Plan, provided that the Restricted Stock Units shall vest upon the Change in Control if (i) there is no assumption, substitution or continuation of the Restricted Stock Units pursuant to Section 13(a) of the Plan or (ii) the Grantee’s Continuous Service is terminated upon the occurrence of the Change in Control. This Section 3 shall supersede the standard vesting provision contained in Section 2 of this Agreement only to the extent that it results in accelerated vesting of the Restricted Stock Units, and it shall not result in a delay of any vesting or non-vesting of any Restricted Stock Units that otherwise would occur at a Stated Vesting Date under the terms of the standard vesting provision contained in Section 2 of this Agreement.

     4.    Timing and Manner of Settlement of Restricted Stock Units.

(a)    Settlement Timing. Unless and until the Restricted Stock Units become vested and non-forfeitable in accordance with Section 2 or Section 3 of this Agreement, the Grantee will have no right to settlement of any such Restricted Stock Units. Restricted Stock Units will be settled under this Section 4 by the Company paying to the Grantee (or his beneficiary in the event of death) a cash payment equal to the Fair Market Value of a Share on the applicable vesting date or the date on which the vesting event occurs, multiplied by the number of Restricted Stock Units that vested on such date. In the case of Restricted Stock Units that become vested and non-forfeitable at a Stated Vesting Date in accordance with Section 2 of this Agreement, such Restricted Stock Units will be settled at a date (the “Stated Settlement Date”) that is as prompt as practicable after the Stated Vesting Date but in no event later than two and one-half (2-1/2) months after such Stated Vesting Date (settlement that is prompt but in no event later than two and one-half (2-1/2) months after the applicable vesting date is referred to herein as “Prompt Settlement”). The settlement of Restricted Stock Units that become vested and non-forfeitable in circumstances governed by Section 3 will be as follows:

(i)    Restricted Stock Units that do not constitute a deferral of compensation under Code Section 409A and that become vested in accordance with Section 3 (on the Change in Control) will be settled in a Prompt Settlement following the vesting date under Section 3.

(ii)    Restricted Stock Units that constitute a deferral of compensation under Code Section 409A (“409A RSUs”) will be settled as follows:

(A)    409A RSUs that become vested in accordance with Section 3, if in connection with the Change in Control there occurred a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company as defined in Treasury Regulation § 1.409A-3(i)(5) (a “409A Change in Control”) and to the extent permitted under Section 409A of the Code, will be settled in a Prompt Settlement following the 409A Change in Control, and if there occurred no 409A Change in Control in connection with the Change in Control or to the extent settlement upon the 409A Change in Control would not be permitted, such 409A RSUs will be settled in a Prompt Settlement following the earliest of the applicable Stated Vesting Date or the termination of the Grantee’s Continuous Service as an Employee or Non-Employee Director, subject to Section 9(b) (including the six-month delay rule).

(b)    Effect of Settlement. Neither the Grantee nor any of the Grantee’s successors, heirs, assigns or personal representatives shall have any further rights or interests in any Restricted Stock Units that have been paid and settled. Although a settlement date or range of dates for settlement are specified above in order to comply with Code Section 409A, the Company retains discretion to determine the settlement date.
    5.    Restrictions on Transfer. The Grantee shall not have the right to make or permit to occur any transfer, assignment, pledge, hypothecation or encumbrance of all or any portion of the Restricted Stock Units, related rights to dividend equivalents or any other rights relating thereto, whether outright or as security, with or without consideration, voluntary or involuntary, and the Restricted Stock Units, related rights to dividend equivalents and other rights relating thereto, shall not be subject to execution, attachment, lien, or similar process; provided, however, the Grantee will be entitled to designate a beneficiary or beneficiaries to receive any settlement in respect of the Restricted Stock Units upon the death of the Grantee, in the manner and to the extent permitted by the Committee. Any purported transfer or other transaction not permitted under this Section 5 shall be deemed null and void.

    6.     Forfeiture. Except as may be otherwise provided in this Section 6, the Grantee shall forfeit all of his rights and interest in the Restricted Stock Units and related dividend equivalents if his Continuous Service as an Employee or Non-Employee Director terminates for any reason before the Restricted Stock Units become vested in accordance with Section 2 or Section 3 of this Agreement.

    7.     Dividend Equivalents; Adjustments.

(a)    Dividend Equivalents. During the period beginning on the Grant Date and ending on the date that Shares are issued in settlement of a Restricted Stock Unit, the Grantee will accrue dividend equivalents on Restricted Stock Units equal to the cash dividend or distribution that would have been paid on the Restricted Stock Unit had the Restricted Stock Unit been an issued and outstanding Share on the record date for the dividend or distribution. Such accrued dividend equivalents (i) will vest and become payable upon the same terms and at the same time of settlement as the Restricted Stock Units to which they relate, and (ii) will be denominated and payable solely in cash. Dividend equivalent payments, at settlement, will be net of applicable federal, state, local and foreign income and social insurance withholding taxes (subject to Section 8).

(b)    Adjustments. The number of Restricted Stock Units credited to the Grantee shall be subject to adjustment by the Company, in accordance with Section 12 of the Plan, in order to preserve without enlarging the Grantee’s rights with respect to such Restricted Stock Units. Any such adjustment shall be made taking into account any crediting of cash dividend equivalents to the Grantee under Section 7(a) in connection with such transaction or event. In the case of an extraordinary cash dividend, the Committee may determine to adjust the Grantee’s Restricted Stock Units under this Section 7(b) in lieu of crediting cash dividend equivalents under Section 7(a). Restricted Stock Units credited to the Grantee as a result of an adjustment shall be subject to the same forfeiture and settlement terms as applied to the related Restricted Stock Units prior to the adjustment.

    8.    Responsibility for Taxes and Withholding. Regardless of any action the Company, any of its Subsidiaries and/or the Grantee's employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or any of its affiliates, if any. The Grantee further acknowledges that the Company and/or its Subsidiaries (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant or vesting of the Restricted Stock Units, any cash payment pursuant to Section 4 and the receipt of any dividends and/or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of any award to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee becomes subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Grantee acknowledges that the Company and/or its Subsidiaries may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

    In the event the Grantee is subject to tax withholding, prior to any relevant taxable or tax withholding event, as applicable, the Grantee will pay or make adequate arrangements satisfactory to the Company and/or its Subsidiaries to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Company and/or its Subsidiaries, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:
(a)    withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or its Subsidiaries; or
(b)     withholding from the cash payment to be made pursuant to Section 4(a) of this Agreement.
    Finally, the Grantee shall pay to the Company and/or its Subsidiaries any amount of Tax-Related Items that the Company and/or its Subsidiaries may be required to withhold or account for as a result of the Grantee’s participation in the Plan that are not satisfied by the means previously described. The Company may refuse to issue or deliver the Shares if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items.

9.    Code Section 409A.
(a)    General. Payments made pursuant to this Agreement are intended to be exempt from Section 409A of the Code or to otherwise comply with Section 409A of the Code. Accordingly, other provisions of the Plan or this Agreement notwithstanding, the provisions of this Section 9 will apply in order that the Restricted Stock Units, and related dividend equivalents and any other related rights, will be exempt from or otherwise comply with Code Section 409A. In addition, the Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Agreement to provide that all Restricted Stock Units, and related dividend equivalents and any other related rights, are exempt from or otherwise have terms that comply, and in operation comply, with Code Section 409A (including, without limitation, the avoidance of penalties thereunder). Other provisions of the Plan and this Agreement notwithstanding, the Company makes no representations that the Restricted Stock Units, and related dividend equivalents and any other related rights, will be exempt from or avoid any penalties that may apply under Code Section 409A, makes no undertaking to preclude Code Section 409A from applying to the Restricted Stock Units and related dividend equivalents and any other related rights, and will not indemnify or provide a gross up payment to a Grantee (or his beneficiary) for any taxes, interest or penalties imposed under Code Section 409A.
(b)    Restrictions on 409A RSUs. In the case of any 409A RSUs, the following restrictions will apply:
(i)     Separation from Service. Any payment in settlement of the 409A RSUs that is triggered by a termination of Continuous Service as an Employee or Non-Employee Director (or other termination of service) hereunder will occur only if the Grantee has had a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h), with such separation from service treated as the termination for purposes of determining the timing of any settlement based on such termination.
(ii)    Six-Month Delay Rule. The "six-month delay rule" will apply to 409A RSUs if these four conditions are met:
(A)     the Grantee has a separation from service (within the meaning of Treasury Regulation § 1.409A-1(h)) for a reason other than death;
(B)    a payment in settlement is triggered by such separation from service; and
(C)    the Grantee is a “specified employee” under Code Section 409A.

If it applies, the six-month delay rule will delay a settlement of 409A RSUs triggered by separation from service where the settlement otherwise would occur within six months after the separation from service, subject to the following:

(D)    any delayed payment shall be made on the date six months and one day after separation from service;
(E)     during the six-month delay period, accelerated settlement will be permitted in the event of the Grantee’s death and for no other reason (including no acceleration upon a Change in Control) except to the extent permitted under Code Section 409A; and
(F)    any settlement that is not triggered by a separation from service, or is triggered by a separation from service but would be made more than six months after separation (without applying this six-month delay rule), shall be unaffected by the six-month delay rule.
(c)    Other Compliance Provisions. The following provisions apply to Restricted Stock Units:

(i)    Each tranche of Restricted Stock Units (including dividend equivalents accrued thereon) that is scheduled to vest at a separate Stated Vesting Date under Section 2 shall be deemed a separate payment for purposes of Code Section 409A.
(ii)    The settlement of 409A RSUs may not be accelerated by the Company except to the extent permitted under Code Section 409A. The Company may, however, accelerate vesting (i.e., may waive the risk of forfeiture tied to termination of the Grantee’s Continuous Service as an Employee or Non-Employee Director) of 409A RSUs, without changing the settlement terms of such 409A RSUs.
(iii)     It is understood that Good Reason for purposes of this Agreement is limited to circumstances that qualify under Treasury Regulation § 1.409A-1(n)(2).
(iv)    Any restriction imposed on 409A RSUs hereunder or under the terms of other documents solely to ensure compliance with Code Section 409A shall not be applied to a Restricted Stock Unit that is not a 409A RSU except to the extent necessary to preserve the status of such Restricted Stock Unit as not being a "deferral of compensation" under Code Section 409A.
(v)    If any mandatory term required for 409A RSUs or other RSUs, or related dividend equivalents or other related rights, to avoid tax penalties under Code Section 409A is not otherwise explicitly provided under this document or other applicable documents, such term is hereby incorporated by reference and fully applicable as though set forth at length herein.
(vi)     In the case of any settlement of Restricted Stock Units during a specified period following the Stated Vesting Date or other date triggering a right to settlement, the Grantee shall have no influence on any determination as to the tax year in which the settlement will be made.
(vii)     In the case of any Restricted Stock Unit that is not a 409A RSU, if the circumstances arise constituting a Disability but termination of the Grantee’s Continuous Service as an Employee or Non-Employee Director has not in fact resulted immediately without an election by the Grantee, then only the Company or a Subsidiary may elect to terminate the Grantee’s Continuous Service as an Employee or Non-Employee Director due to such Disability.
(viii)     If the Company has a right of setoff that could apply to a 409A RSU, such right may only be exercised at the time the 409A RSU would have been settled, and may be exercised only as a setoff against an obligation that arose not more than 30 days before and within the same year as the settlement date if application of such setoff right against an earlier obligation would not be permitted under Code Section 409A.
    10.    No Effect on Service or Rights under the Plan. Nothing in the Plan or this Agreement shall confer upon the Grantee the right to continue in the service of the Company or any Subsidiary or affect any right which the Company or any Subsidiary may have to terminate the service of the Grantee regardless of the effect of such termination of service on the rights of the Grantee under the Plan or this Agreement. If the Grantee’s service is terminated for any reason whatsoever (and whether lawful or otherwise), he will not be entitled to claim any compensation for or in respect of any consequent diminution or extinction of his rights or benefits (actual or prospective) under this Agreement or any Award or otherwise in connection with the Plan. The rights and obligations of the Grantee under the terms of his service with the Company or any Subsidiary will not be affected by his participation in the Plan or this Agreement, and neither the Plan nor this Agreement form part of any contract of service between the Grantee and the Company or any Subsidiary. The granting of Awards under the Plan is entirely at the discretion of the Committee, and the Grantee shall not in any circumstances have any right to be granted an Award.

    11.    Governing Laws. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

     12.    Successors; Severability; Entire Agreement; Headings. This Agreement shall inure to the benefit of, and be binding upon, the Company and the Grantee and their heirs, legal representatives, successors and permitted assigns. In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein. Subject to the terms and conditions of the Plan and any rules adopted by the Company or the Committee and applicable to this Agreement, which are incorporated herein by reference, this Agreement expresses the entire understanding and agreement of the parties hereto with respect to such terms, restrictions and limitations. Section headings used herein are for convenience of reference only and shall not be considered in construing this Agreement.

     13.    Grantee Acknowledgements and Consents.

(a)    Data Privacy. As communicated in Jabil’s Notice of Data Collection, Processing and Transfer of Employee Personal Data, as updated from time to time.

Data Collection and Usage. The Company collects, processes and uses personal data about the Grantee, including but not limited to, the Grantee’s name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all awards, rights or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, which the Company receives from the Grantee or the Grantee’s employer. In order for the Grantee to participate in the Plan, the Company will collect his or her personal data for purposes of allocating Shares and implementing, administering and managing the Plan. The Company’s legal basis for the processing of the Grantee’s personal data is based on the necessity for Company’s performance of its obligations under the Plan and pursuant to the Company’s legitimate business interests. In those jurisdictions where the Grantee's consent to the processing of the Grantee's personal data is required, the Grantee expressly and explicitly consents to the collection, processing and transfer practices as described herein.
Stock Plan Administration and Service Providers. The Company may transfer the Grantee’s data to one or more third party stock plan service providers based in the United States (“U.S.”), which may assist the Company with the implementation, administration and management of the Plan. Such service provider(s) may open an account for the Grantee to receive and trade Shares. The Grantee may be asked to acknowledge, or agree to, separate terms and data processing practices with the service provider(s).
International Data Transfers. The Grantee’s personal data will be transferred from the Grantee’s country to the U.S., where the Company and its service providers are based. The Company’s legal basis for the transfer of the Grantee’s data to the U.S. is the Grantee's consent (where required) or the Company's participation in a privacy shield agreement and/or adequate agreements.
Data Retention. The Company will use the Grantee’s personal data only as long as necessary to implement, administer and manage the Grantee’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and securities laws. When the Company no longer needs the Grantee’s personal data, which will generally be seven (7) years after the Grantee participates in the Plan, the Company will remove it from its systems. If the Company keeps the data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulations.
Voluntariness and Consequences of Consent Denial or Withdraw. The Grantee's participation in the Plan and his or her grant of consent, if required, is purely voluntary. The Grantee may reject participation in the Plan or withdraw the Grantee's consent, if applicable, at any time. If the Grantee rejects participation in the Plan, does not consent, if applicable, or withdraws his or her consent, if applicable, the Grantee may be unable to participate in the Plan. This would not affect the Grantee's existing employment or salary; instead, the Grantee merely may forfeit the opportunities associated with the Plan.

Data Subject Rights. The Grantee understands that he or she may have a number of rights under data privacy laws in the Grantee’s jurisdiction. Depending on where the Grantee is based, such rights may include the right to (i) request access or copies of personal data processed by the Company, (ii) rectification of incorrect data, (iii) deletion of data, (iv) restrictions on processing of data, (v) portability of data, (vi) lodge complaints with competent authorities in the Grantee’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of the Grantee’s personal data. To receive clarification regarding these rights or to exercise these rights, the Grantee can contact his or her local human resources department.

(b)    Voluntary Participation. The Grantee's participation in the Plan is voluntary. The value of the Restricted Stock Units is an extraordinary item of compensation. Unless otherwise expressly provided in a separate agreement between the Grantee and the Company or a Subsidiary, the Restricted Stock Units are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

(c)    Electronic Delivery and Acceptance. BY ACCEPTING THIS AGREEMENT ELECTRONICALLY, THE GRANTEE HEREBY CONSENTS TO ELECTRONIC DELIVERY OF THE PLAN, THE PROSPECTUS FOR THE PLAN AND OTHER DOCUMENTS RELATED TO THE PLAN (COLLECTIVELY, THE “PLAN DOCUMENTS”). THE COMPANY WILL DELIVER THE PLAN DOCUMENTS ELECTRONICALLY TO THE GRANTEE BY E-MAIL, BY POSTING SUCH DOCUMENTS ON ITS INTRANET WEBSITE OR BY ANOTHER MODE OF ELECTRONIC DELIVERY AS DETERMINED BY THE COMPANY IN ITS SOLE DISCRETION. BY ACCEPTING THIS AGREEMENT ELECTRONICALLY, THE GRANTEE CONSENTS AND AGREES THAT SUCH PROCEDURES AND DELIVERY MAY BE EFFECTED BY A BROKER OR THIRD PARTY ENGAGED BY THE COMPANY TO PROVIDE ADMINISTRATIVE SERVICES RELATED TO THE PLAN. BY ACCEPTING THIS AGREEMENT ELECTRONICALLY, THE GRANTEE HEREBY CONSENTS TO ANY AND ALL PROCEDURES THE COMPANY HAS ESTABLISHED OR MAY ESTABLISH FOR ANY ELECTRONIC SIGNATURE SYSTEM FOR DELIVERY AND ACCEPTANCE OF ANY PLAN DOCUMENTS, INCLUDING THIS AGREEMENT, THAT THE COMPANY MAY ELECT TO DELIVER AND AGREES THAT HIS ELECTRONIC SIGNATURE IS THE SAME AS, AND WILL HAVE THE SAME FORCE AND EFFECT AS, HIS MANUAL SIGNATURE. THE COMPANY WILL SEND TO THE GRANTEE AN E-MAIL ANNOUNCEMENT WHEN THE PLAN DOCUMENTS ARE AVAILABLE ELECTRONICALLY FOR THE GRANTEE’S REVIEW, DOWNLOAD OR PRINTING AND WILL PROVIDE INSTRUCTIONS ON WHERE THE PLAN DOCUMENTS CAN BE FOUND. UNLESS OTHERWISE SPECIFIED IN WRITING BY THE COMPANY, THE GRANTEE WILL NOT INCUR ANY COSTS FOR RECEIVING THE PLAN DOCUMENTS ELECTRONICALLY THROUGH THE COMPANY’S COMPUTER NETWORK. THE GRANTEE WILL HAVE THE RIGHT TO RECEIVE PAPER COPIES OF ANY PLAN DOCUMENT BY SENDING A WRITTEN REQUEST FOR A PAPER COPY TO THE COMMITTEE. THE GRANTEE’S CONSENT TO ELECTRONIC DELIVERY OF THE PLAN DOCUMENTS WILL BE VALID AND REMAIN EFFECTIVE UNTIL THE EARLIER OF (i) THE TERMINATION OF THE GRANTEE’S PARTICIPATION IN THE PLAN AND (ii) THE WITHDRAWAL OF THE GRANTEE’S CONSENT TO ELECTRONIC DELIVERY AND ACCEPTANCE OF THE PLAN DOCUMENTS. THE COMPANY ACKNOWLEDGES AND AGREES THAT THE GRANTEE HAS THE RIGHT AT ANY TIME TO WITHDRAW HIS CONSENT TO ELECTRONIC DELIVERY AND ACCEPTANCE OF THE PLAN DOCUMENTS BY SENDING A WRITTEN NOTICE OF WITHDRAWAL TO THE COMMITTEE. IF THE GRANTEE WITHDRAWS HIS CONSENT TO ELECTRONIC DELIVERY AND ACCEPTANCE, THE COMPANY WILL RESUME SENDING PAPER COPIES OF THE PLAN DOCUMENTS WITHIN TEN (10) BUSINESS DAYS OF ITS RECEIPT OF THE WITHDRAWAL NOTICE. BY ACCEPTING THIS AGREEMENT ELECTRONICALLY, THE GRANTEE ACKNOWLEDGES THAT HE IS ABLE TO ACCESS, VIEW AND RETAIN AN E-MAIL ANNOUNCEMENT INFORMING THE GRANTEE THAT THE PLAN DOCUMENTS ARE AVAILABLE IN EITHER HTML, PDF OR SUCH OTHER FORMAT AS THE COMPANY DETERMINES IN ITS SOLE DISCRETION.
(d)    Unfunded Plan. The Grantee acknowledges and agrees that any rights of the Grantee relating to the Grantee’s Restricted Stock Units and related dividend equivalents and any other related rights shall constitute bookkeeping entries on the books of the Company and shall not create in the Grantee any right to, or claim against, any specific assets of the Company or any Subsidiary, nor result in the creation of any trust or escrow account for the Grantee. With respect to the Grantee's entitlement to any payment hereunder, the Grantee shall be a general creditor of the Company.

     14.    Additional Acknowledgements. By accepting this Agreement electronically, the Grantee and the Company agree that the Restricted Stock Units are granted under and governed by the terms and conditions of the Plan and this Agreement. The Grantee has reviewed in its entirety the prospectus that summarizes the terms of the Plan and this Agreement, has had an opportunity to request a copy of the Plan in accordance with the procedure described in the prospectus, has had an opportunity to obtain the advice of counsel prior to electronically accepting this Agreement and fully understands all provisions of the Plan and this Agreement. The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and this Agreement.

Acceptance by the Grantee

By selecting the “I accept” box on the website of the Company’s administrative agent, the Grantee acknowledges acceptance of, and consents to be bound by, the Plan and this Agreement and any other rules, agreements or other terms and conditions incorporated herein by reference.